AGREEMENT

THIS AGREEMENT ("Agreement"), is made and entered into as of this 7th day of September, 2005, by and between Credex Corporation (a Florida corporation), located at 505 E. New York Ave., Suite 8, DeLand, FL 32724, hereinafter referred to as "CRE" and xxx Collections, Inc. (a Florida Corporation), located at XXXXX S. First Street, Orange City, FL 32763, hereinafter referred to as "XXX".

                                    RECITALS

WHEREAS, CRE is in the business of purchasing, managing and reselling portfolios of non-performing and re-performing major credit card debt; WHEREAS, XXX is a Florida licensed debt collection business; WHEREAS, CRE wishes to utilize the services of XXX as a collection agency and XXX wishes to become a collection agent for CRE;

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto hereby agree as follows:

1. APPOINTMENT OF XXX

Upon the execution of this Agreement by both parties, CRE appoints XXX as a collection agency for CRE.

2. Acquisition of Portfolios

CRE will acquire portfolios of non-performing major credit card debt (Visa, Master Card, etc.). The account balances (face amounts) will be in the range of approximately $2,000 per account. They will be considered "One Agency" receivables that are one to two years old from the date the accounts were determined to be non-performing by the credit card issuers. ("One Agency" means that the accounts have been processed by not more than one agency for collection in the past). The typical portfolio will consist of several hundred to several thousand accounts. At all times, CRE will be the sole owner of the accounts until they have either been collected or sold.

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CRE will be responsible for obtaining as much existing information, in hard copy form, as possible on each debtor file when the accounts are purchased, storing same for ready access and alerting XXX as to which files do not have proof that the debtor signed the application for the credit card account or other proof such as copies of check payments on the account(s), etc. It is agreed between the parties that no legal action will be attempted against any debtor for which CRE has no written proof of the debt.

3. ASSIGNMENT OF RIGHT TO COLLECT

CRE will assign the exclusive right to collect those accounts that have been assigned to XXX.

4. BANK ACCOUNT(S)

CRE will open and maintain a commercial bank account at Wachovia National Bank that is separate from its operating account. This account will be used to deposit collections from debtors only, whose accounts are owned by CRE and will be used to disburse commissions to XXX, purchase additional portfolios and transfer any remaining balances to the operating account of CRE at its sole discretion. XXX will be provided with deposit forms in order for XXX to make deposits of the collections payable to CRE.

5. COLLECTION ACTIVITY

XXX, at its sole discretion, will manage the collection of accounts assigned to it by CRE. XXX will, at all times, supervise all of its employees that are engaged in the collection process to insure that they conduct their communications with debtors in accordance with the Fair Debt Collection Practices Act and the consumer collection practices of Florida Statutes, Title XXXIII, Chapter 559, Part VI. XXX, at its expense, will be responsible for obtaining background information including credit reports sufficient to determine the debtors ability to pay or not pay. Accounts deemed uncollectible by XXX will be returned to CRE for resale or abandonment.

CRE will be responsible for providing the debtors with the initial written notice that it now owns the debt, that XXX has been assigned to collect the debt and that the payments be made to CRE and mailed to a PO Box # (to be determined), Orange City, FL. The PO box will be rented by CRE with a key provided to XXX for its use to receive debtors payments.

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CRE will, at its expense, be responsible for reporting payment information to the respective credit bureaus for all debtors who have "paid in full" or "paid as agreed", in accordance with the Fair Debt Reporting Act.

6. Collections

It is in the best interest of parties to collect the full outstanding balance from each debtor. The degree to which that can be attained is the responsibility of XXX. Since CRE owns the debt, it can allow relief to the debtors in the form of discounts from the outstanding balances. XXX, at its sole discretion, can offer a discount of up to 25% off the outstanding balance(s) without obtaining permission from CRE if it believes that by doing so it facilitates the prompt collection of the remaining balance(s). XXX must obtain permission from CRE to offer larger discounts and offer a reasonable explanation to CRE as to why a deeper discount would be in the best interest of both parties.

7. Commissions

CRE will pay XXX a commission of Twenty Five (25%) Percent of all collections net of discounts obtained by XXX. The percentage applies to immediate collections (front line collections), Planned Payment Agreements (see # 11 below), the resale of re-performing debt and legal collections. No commission will be paid to XXX for the resale of non- performing debt deemed uncollectible.

Commissions will be paid to XXX on the Friday following the previous week's collections that are deposited in the bank account used for such deposits. The commission paid or about to be paid on any account where the payment was denied for any reason from the debtors bank will cause an immediate charge back against the total commissions due on the respective payment date. If the debtor payment is honored in the future by the debtor's bank, the commission will be earned and paid to XXX.

8. Deposits

XXX will deposit all collections on accounts owned by CRE into a bank account established by CRE for this purpose. XXX agrees to never deposit collections from CRE accounts into its own bank account(s). If such a deposit is done in error, XXX agrees to immediately notify CRE of the error and deposit the amount in question into CRE's bank account.

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XXX agrees to deposit collections of CRE accounts at least every Friday
(Tuesdays and Fridays are preferred) or more often at the discretion of XXX. In addition, collections must also be deposited on the last working day of every month. Deposits must be made before 2:00 PM in order to insure credit that day. Every payment received must be photocopied before depositing and the copy must be kept in the respective debtor's account/folder.

9. Legal Collections

Legal collections are defined as any collection that requires the use of an attorney or collection through small claims courts and from judgments. Commissions are based upon the net amount collected in addition to any filing cost incurred by XXX.

10. Licenses

XXX will keep current licenses in force at all times and provide a copy of same at the execution of this agreement and at the time of renewals in a timely manner. These licenses include, but are not limited to, City and County Occupational licenses and a Florida state Collection Agency license.

11. Notification to Debtors

CRE will notify all of the debtors in the portfolios as soon as they are purchased. The notification will include, but is not limited to, the debtors name and address, credit card account number and the name of the initial issuer, current balance due, a statement that CRE is now the owner of the account and its account number, CRE's name and address where to send payment, a statement that XXX has been assigned to act as the collection agent for CRE and a statement that the notification is an attempt to collect a debt using industry standard language.

CRE will send monthly notices to those debtors who have agreed to make monthly or other periodic payments (Planned Payment Agreements). A monthly list will be prepared each month and will be compared with a like list prepared by XXX.

12. Planned Payment Agreements

Planned Payment Agreements (PPA) are agreements with the debtor(s) wherein the debtor agrees to make monthly payments or other periodic payments in order to

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pay their debt in an orderly fashion. XXX will be responsible for the management of this part of the collection process for which commission is paid. All agreements must be in writing and signed by the debtor.

XXX will arrange for these agreements to be executed and implemented. The original of each agreement is to be provided to CRE in a timely manner. All such agreements, when executed, must be sent to XXX with an initial payment in the amount agreed upon between the debtor and XXX in order to bind the agreement. The format or template for the agreement is to be determined between CRE and XXX.

13. Record Keeping

XXX will be responsible for keeping its own records. When deposits are made for the collection of CRE accounts, XXX will promptly notify CRE on a list (format to be determined) that will include the debtor's name, SS#, payment amount, date and any internal account number that may be assigned. When more than one portfolio of accounts is being collected, deposit tickets must only include payments for accounts from the same portfolio. Example: three checks received from accounts in three separate portfolios require that there be three different deposit tickets prepared and deposited. There will be no exception to this procedure.

CRE will be responsible for keeping its own records. CRE is a private company that will prepares quarterly and annual reports for its investors, which are very transparent and provide all of the information that is required by the investors.

CRE reserves the right to have the books of XXX audited if CRE detects fraud or dishonest dealings on the part of XXX in connection with its collection of accounts owned by CRE.

14. Sale of Accounts Deemed Re-Performing

CRE, at its own discretion, may sell accounts in portfolio form that are considered to be re-performing. These accounts would be accounts in PPA that have made at least three monthly or other periodic payments in a timely manner. Typically, the debtors of these accounts are making small monthly/periodic payments that will require several months or years to pay off the debt. Buyers in the market place typically pay $0.40 to $0.60 on a dollar on the remaining

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balances. XXX will be included in the process, but CRE will make the final determination to sell or retain the accounts.

15. Sale of Accounts Deemed Uncollectible

CRE, at its own discretion, will sell accounts in portfolio form from time to time that are deemed to be uncollectible by XXX. XXX will not receive a commission from the proceeds of such sales as they are only a partial recovery of the cost of the accounts paid by CRE. Notification of such accounts deemed uncollectible is to be made to CRE by XXX as soon as possible after the determination is made.

16. Termination

The parties have the right to cancel this agreement at any time for any reason by giving each other thirty (30) days written notice in the form of a resolution from the Board of Directors by the party authorizing the termination of this agreement. All existing PPA accounts will be put into portfolio form and sold within sixty days following the 30 day cancellation period. The commission due under such sale will be paid to XXX within ten (10) days after the receipt of payment from the purchaser of such portfolio(s).

This agreement has been negotiated at arm's length between persons sophisticated and knowledgeable in these types of matters. In addition, each party has been represented by experienced and knowledgeable legal counsel. No change, modification, addition or amendment to this Agreement shall be valid unless in writing and signed by all parties hereto. This Agreement contains all of the terms negotiated between the parties.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date shown on page one above.



Credex Corporation	                 XXX Collections, Inc.

/s/ James H. Bashaw	                 /s/ John Bird

James H. Bashaw, President	         John Bird, President


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